Exhibit 99.1

Argan, Inc. Reports Fourth Quarter and Fiscal Year 2024 Results

Declares Regular Quarterly Dividend of $0.30 Per Share

April 11, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its fourth quarter and fiscal year ended January 31, 2024. The Company will host an investor conference call today, April 11, 2024, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	January 31,
For the Quarter Ended:	2024	2023	Change
Revenues	$164,554	$118,778	$45,776
Gross profit	23,633	20,028	3,605
Gross margin %	14.4%	16.9%	(2.5)%
Net income attributable to the stockholders of the Company	$12,018	$13,633	$(1,615)
Diluted per share	0.89	1.00	(0.11)
EBITDA attributable to the stockholders of the Company	17,564	11,227	6,337
Cash dividends per share	0.30	0.25	0.05

	January 31,
For the Fiscal Year Ended:	2024	2023	Change
Revenues	$573,333	$455,040	$118,293
Gross profit	80,834	86,361	(5,527)
Gross margin %	14.1%	19.0%	(4.9)%
Net income attributable to the stockholders of the Company	$32,358	$33,098	$(740)
Diluted per share	2.39	2.33	0.06
EBITDA attributable to the stockholders of the Company	51,338	48,109	3,229
Cash dividends per share	1.10	1.00	0.10

	January 31,
As of:	2024	2023	Change
Cash, cash equivalents and investments	$412,405	$325,458	$86,947
Net liquidity (1)	244,919	236,199	8,720
Share repurchase treasury stock, at cost	97,528	88,641	8,887
Project backlog	757,000	822,000	(65,000)

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “Our solid fourth quarter performance closed out a strong fiscal 2024 for our Company, highlighted by a 26% increase in consolidated revenues to $573.3 million and a 7% increase in annual EBITDA to $51.3 million. Fourth quarter 2024 project backlog grew to $757.0 million sequentially, as compared to backlog of $730.0 million at the close of the third quarter. Backlog levels have remained relatively consistent since fiscal 2022 despite significant revenue growth in the same timeframe. We are energized about the opportunities we’re seeing in the market and our growing project pipeline, which includes several contracts secured after year-end for renewable, natural gas-fired and industrial projects that are in various stages of development and are expected to begin this year. The demand for reliable energy resources is only increasing as the power grid meets the needs of an expanding installed base of data centers, as the increased adoption of EVs and their charging requirements drives energy consumption, and as renewable power solutions require back-up sources. Argan’s capabilities and expertise are suited to the construction and support of all types of energy facilities, and with our established reputation as a proven partner, we’re excited about the marketplace interest we are seeing for our services.”

“While our fiscal 2024 results were strong, as we’ve previously discussed, our international subsidiary, Atlantic Projects Company (“APC”), was impacted during the year by operational and contractual challenges related to its Kilroot Power Station project in Northern Ireland (the “Kilroot” project). As a result of these challenges, during the fourth quarter and fiscal 2024 we recorded loss amounts of approximately $2.1 million and $13.6 million, respectively, associated with the Kilroot project. APC has substantially completed the scope of their work and turned over one of the two power units to the owner, which achieved first fire in March. We’ve identified and submitted claims in excess of the amount of our recorded loss and will vigorously pursue those claims.”

“Our progress during fiscal 2024 illustrates the underlying strength of our business as we continue to grow our solid reputation as a full-service construction and project management partner with extensive capabilities for the support of both traditional and renewable power facilities as well as industrial projects. As we move through fiscal 2025, we’re focused on leveraging our strong reputation to continue to capitalize on the opportunities we’re seeing.”

Fourth Quarter Results

Consolidated revenues for the quarter ended January 31, 2024 were $164.6 million, an increase of $45.8 million, or 38.5%, from consolidated revenues of $118.8 million reported for the comparable prior year period. The Company experienced increased revenues at several projects, including the Shannonbridge Power Project; the Trumbull Energy Center, a large combined cycle, gas-fired power plant under construction near Lordstown, Ohio; and the three ESB FlexGen Peaker Plants being built in Dublin, Ireland. The increase in revenues was partially offset by decreased revenues at the Guernsey Power Station and Kilroot project as the projects were at or near completion during the current quarter.

For the quarter ended January 31, 2024, Argan’s consolidated gross profit was approximately $23.6 million, or 14.4% of consolidated revenues, reflecting positive contributions across all three reportable business segments. However, the consolidated gross profit for the quarter was adversely impacted by the loss related to the Kilroot project. Consolidated gross profit for the quarter ended January 31, 2023 was $20.0 million, or 16.9% of consolidated revenues.

Selling, general and administrative expenses increased by $1.4 million, to $11.9 million for the quarter ended January 31, 2024, from $10.5 million in the comparable prior year period. However, as a percentage of revenues, these expenses declined to 7.2% from 8.8% between the same periods.

Other income increased by $2.8 million primarily due to the favorable effects of increased interest rates on the Company’s cash, cash equivalents and investments. During the quarter ended January 31, 2024, the Company recorded income tax expense of $5.0 million primarily due to consolidated pre-tax book income of $17.0 million. For the comparable period last year, Argan recorded an income tax benefit of $3.2 million on consolidated pre-tax book income of $12.0 million, primarily due to the favorable recognition of tax benefits related to research and development credits.

For the quarter ended January 31, 2024, Argan achieved net income of $12.0 million, or $0.89 per diluted share, compared to $13.6 million, or $1.00 per diluted share, for last year’s comparable quarter. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended January 31, 2024 increased to $17.6 million compared to $11.2 million in the same period of last year.

Fiscal Year 2024 Results

Power Industry Services

Revenues from the power industry services business increased by 20.3%, or $70.2 million, to $416.3 million for the year ended January 31, 2024 (“Fiscal 2024”) compared with revenues of $346.0 million for the year ended January 31, 2023 (“Fiscal 2023”), largely due to an increase in construction activities at the Trumbull Energy Center, the Shannonbridge Power Project, the ESB FlexGen Peaker Plants and the Midwest Solar and Battery Projects. The revenues increase was partially offset by decreased construction activities associated with the Guernsey Power Station project, the Maple Hill Solar facility and the Equinix data center project, as those projects are generally near or at completion. Revenues from power industry services represented approximately 72.6% of consolidated revenues for Fiscal 2024. The project backlog amounts for the power industry services reportable segment as of January 31, 2024 and 2023 were $0.6 billion and $0.7 billion, respectively.

Industrial Construction Services

Revenues from industrial construction services increased by $50.0 million, or 53.9%, to $142.8 million for Fiscal 2024 compared with revenues of $92.8 million for Fiscal 2023, and represented approximately 24.9% of consolidated revenues for Fiscal 2024 and 20.4% of consolidated revenues for the prior fiscal year. The Company’s focused business development efforts in a growing regional business environment have led to new customer project awards and an expansion of larger initiatives, with the industrial construction services segment increasing its revenues while maintaining its project backlog at $127.5 million as of January 31, 2024 as compared to $123.5 million as of January 31, 2023.

Consolidated Operating Results

Consolidated revenues for Fiscal 2024 were $573.3 million, which represented an increase of $118.3 million, or 26.0%, from consolidated revenues of $455.0 million reported for Fiscal 2023. For Fiscal 2024, the Company reported a consolidated gross profit of approximately $80.8 million, which represented a gross profit percentage of approximately 14.1% of corresponding consolidated revenues. The gross profit for Fiscal 2024 primarily reflected the profit contributions of efficient construction activities related to the major projects of the power industry services reporting segment, which was adversely impacted by the loss recorded in Fiscal 2024 related to the Kilroot project. The gross profit percentages of corresponding revenues for the power industry services, industrial construction services and telecommunications infrastructure services segments for Fiscal 2024 were 14.1%, 12.9% and 26.5%, respectively.

Selling, general and administrative expenses were $44.4 million and $44.7 million for Fiscal 2024 and Fiscal 2023, respectively, representing 7.7% and 9.8% of consolidated revenues for the corresponding periods, respectively.

For Fiscal 2024 and Fiscal 2023, the amounts of other income, net, were $12.5 million and $4.3 million, respectively, representing an increase of 188.0% that was primarily due to meaningful increases in investment yields and average balances of invested funds between periods.

The Company recorded income tax expense of $16.6 million for Fiscal 2024, primarily due to consolidated pre-tax book income in the amount of $48.9 million. For Fiscal 2023, consolidated pre-tax book income was $46.0 million and the income tax expense was $11.3 million.

For Fiscal 2024, Argan reported net income of $32.4 million, or $2.39 per diluted share, compared to net income of $33.1 million, or $2.33 per diluted share, for the prior fiscal year. EBITDA for Fiscal 2024 increased to $51.3 million from $48.1 million for the prior fiscal year. The Company paid its regular quarterly cash dividend of $0.30 per share in January 2024.

As of January 31, 2024, cash and liquid investments totaled $412.4 million and balance sheet net liquidity was $244.9 million; furthermore, the Company had no debt.

Dividend Declaration and Share Repurchase Program

On April 10, 2024, the Argan Board of Directors declared a regular quarterly cash dividend of $0.30 per share of common stock, payable April 30, 2024 to stockholders of record at the close of business on April 22, 2024. The Company increased its quarterly cash dividend by 20% from $0.25 to $0.30 per share of common stock in October 2023 and paid a total of $1.10 per common stock share during Fiscal 2024. During Fiscal 2023, the Company paid quarterly cash dividends of $0.25 per common stock share for a total of $1.00 per share.

During Fiscal 2024, the Company repurchased 303,160 shares of common stock at a cost of $12.5 million, including the repurchase of 90,719 shares of common stock at a cost of $4.0 million during the three months ended January 31, 2024.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, April 11, 2024, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 802786. The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/50203

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until April 25, 2024, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 50203. A replay of the webcast can be accessed until April 11, 2025.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects

Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with generally accepted accounting principles (“GAAP”). Within this press release, the Company may make reference to EBITDA (earnings before interest, taxes, depreciation, and amortization), a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation and amortization, and tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide a reconciliation of the non-GAAP financial measure to its comparable GAAP measure.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,		January 31,
	2024	2023	2024	2023

	(Unaudited)
REVENUES	$164,554	$118,778	$573,333	$455,040
Cost of revenues	140,921	98,750	492,499	368,679
GROSS PROFIT	23,633	20,028	80,834	86,361
Selling, general and administrative expenses	11,909	10,466	44,376	44,692
INCOME FROM OPERATIONS	11,724	9,562	36,458	41,669
Other income, net	5,253	2,463	12,475	4,331
INCOME BEFORE INCOME TAXES	16,977	12,025	48,933	46,000
Income tax expense (benefit)	4,959	(3,214)	16,575	11,296
NET INCOME	12,018	15,239	32,358	34,704
Net income attributable to non-controlling interest	—	1,606	—	1,606
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	12,018	13,633	32,358	33,098
Foreign currency translation adjustments	(293)	2,176	(920)	(425)
Net unrealized gains on available-for-sale securities	1,346	—	199	—
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$13,071	$15,809	$31,637	$32,673

NET INCOME PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.90	$1.01	$2.42	$2.35
Diluted	$0.89	$1.00	$2.39	$2.33

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	13,319	13,535	13,365	14,083
Diluted	13,548	13,625	13,548	14,176

CASH DIVIDENDS PER SHARE	$0.30	$0.25	$1.10	$1.00

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	January 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$197,032	$173,947
Investments	215,373	151,511
Accounts receivable, net	47,326	50,132
Contract assets	48,189	24,778
Other current assets	39,259	38,334
TOTAL CURRENT ASSETS	547,179	438,702
Property, plant and equipment, net	11,021	10,430
Goodwill	28,033	28,033
Intangible assets, net	2,217	2,609
Deferred taxes, net	2,259	3,689
Right-of-use and other assets	7,520	6,024
TOTAL ASSETS	$598,229	$489,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$39,485	$56,375
Accrued expenses	81,721	49,867
Contract liabilities	181,054	96,261
TOTAL CURRENT LIABILITIES	302,260	202,503
Noncurrent liabilities	5,030	6,087
TOTAL LIABILITIES	307,290	208,590

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,242,520 and 13,441,590 shares outstanding at January 31, 2024 and 2023, respectively	2,374	2,374
Additional paid-in capital	164,183	162,208
Retained earnings	225,507	207,832
Less treasury stock, at cost – 2,585,769 and 2,386,699 shares at January 31, 2024 and 2023, respectively	(97,528)	(88,641)
Accumulated other comprehensive loss	(3,597)	(2,876)
TOTAL STOCKHOLDERS’ EQUITY	290,939	280,897
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$598,229	$489,487

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATIONS TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	January 31,
	2024	2023
Net income, as reported	$12,018	$15,239
Income tax expense (benefit)	4,959	(3,214)
Depreciation	489	687
Amortization of intangible assets	98	121
EBITDA	17,564	12,833
EBITDA of non-controlling interest	—	1,606
EBITDA attributable to the stockholders of Argan, Inc.	$17,564	$11,227

	Fiscal Year Ended
	January 31,
	2024	2023
Net income, as reported	$32,358	$34,704
Income tax expense	16,575	11,296
Depreciation	2,013	2,983
Amortization of intangible assets	392	732
EBITDA	51,338	49,715
EBITDA of non-controlling interest	—	1,606
EBITDA attributable to the stockholders of Argan, Inc.	$51,338	$48,109